EXHIBIT 32.2
Section 1350 Certifications
Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of The Procter & Gamble Company (the “Company”) certifies to his knowledge that:

(1)
The Quarterly Report on Form 10-Q of the Company for the quarterly period ended September 30, 2015 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in that Form 10-Q fairly presents, in all material respects, the financial conditions and results of operations of the Company.

/s/ JON R. MOELLER
(Jon R. Moeller)
Chief Financial Officer

October 23, 2015
Date
A signed original of this written statement required by Section 906 has been provided to The Procter & Gamble Company and will be retained by The Procter & Gamble Company and furnished to the Securities and Exchange Commission or its staff upon request.